Exhibit 99.1

Pinnacle Foods Inc. Reports 2nd Quarter Fiscal 2015 Results

Company Raises Guidance for Full-Year Adjusted EPS to the High End of its Range

Parsippany, NJ, July 30, 2015 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the second quarter ended June 28, 2015 and raised its guidance for full-year adjusted diluted earnings per share to $1.89 to $1.91, representing the high end of its previous $1.86 to $1.91 guidance range.

Consolidated net sales in the second quarter of 2015 increased 2.3% versus year-ago, largely reflecting the benefit of the Gardein acquisition and base business results that were essentially even with year-ago, including the unfavorable impact of the earlier timing of Easter. Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased 2.0% versus year-ago. The earlier timing of Easter in 2015 shifted sales from the second quarter into the first quarter, reducing the second quarter net sales comparisons by approximately 1%.
GAAP diluted earnings per share totaled $0.37 in the second quarter of 2015, compared to $0.30 in the year-ago period. Excluding items affecting comparability, which are described in the accompanying reconciliation tables, diluted earnings per share advanced 9.1% to $0.36, compared to $0.33 in the year-ago period.
Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “The second quarter was another good one for us, reflecting continued composite market share growth, strong results from our recently launched new products and consistent execution across the business.  We delivered positive gross margin performance, excluding the timing impact of new product introductory costs, in a quarter in which inflation again outpaced productivity, as anticipated.  The increase in our EPS guidance to the high end of our range incorporates our confidence in the balance of the year, while providing flexibility to strengthen investment spending to remain fully competitive.”

Second Quarter Consolidated Results
Net sales in the second quarter of 2015 increased 2.3% to $631.7 million, compared to net sales of $617.8 million in the year-ago period. This growth reflected a 2.5% benefit from Gardein and higher net price realization of 1.3%, partially offset by lower volume/mix of 1.2%, driven by Easter timing, and unfavorable foreign currency translation of 0.3%.
North America Retail net sales increased 2.0% to $546.9 million in the second quarter of 2015, compared to $536.2 million in the year-ago period, reflecting a 2.9% benefit from Gardein and higher net price realization of 1.2%, partially offset by lower volume/mix of 1.7%, driven by Easter timing, and unfavorable foreign currency translation of 0.4%.

Gross profit in the second quarter of 2015 increased 4.2% versus year-ago to $169.1 million, or 26.8% of net sales, compared to gross profit of $162.2 million, or 26.3% of net sales, in the year-ago period. Excluding items affecting comparability, gross profit advanced 1.3% to $166.3 million and, as a percentage of net sales, gross profit margin declined by 25 basis points to 26.3%. The decline in gross profit margin reflected the impacts of higher new product introductory costs, which reduced the gross margin comparison for the quarter by approximately 45 basis points, and input cost inflation, which combined offset the benefits of higher net price realization, strong productivity and favorable product mix.

Earnings before interest and taxes (EBIT) in the second quarter of 2015 advanced to $89.8 million, compared to $81.9 million in the second quarter of 2014. Excluding items affecting comparability, EBIT in the second quarter advanced 0.8% to $87.0 million, compared to $86.3 million in 2014, largely reflecting the growth in gross profit and lower consumer marketing due to timing related to new products. Partially offsetting this growth were higher administrative expenses, driven by increased non-cash equity-based compensation, higher depreciation expense and the inclusion of Gardein, as well as increased research and development expenses.

Adjusted EBITDA grew 3.2% to $109.3 million in the second quarter of 2015, compared to $105.9 million in the second quarter of 2014. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Net interest expense for the quarter declined 9.5% to $22.2 million, compared to $24.5 million in the year-ago period, reflecting the Company’s deleveraging in 2014 and related interest rate step-down on its term loans. Excluding items affecting comparability, the effective tax rate for the quarter was 35.3%, compared to 38.1% in the year-ago period, due to qualifying in 2015 for both the Domestic Production Activities Deduction and foreign tax credit.

Net earnings in the second quarter advanced to $43.7 million, compared with net earnings of $35.6 million in the year-ago period. Excluding items affecting comparability, net earnings for the second quarter increased 9.6% to $41.9 million, or $0.36 per diluted share, compared to net earnings of $38.3 million, or $0.33 per diluted share, in the year-ago period.

Net cash provided by operating activities totaled $53 million in the second quarter of 2015, compared to net cash provided by operating activities of $93 million in the year-ago quarter, largely reflecting higher inventories related to the earlier receipt of agricultural crops and the pipeline build associated with new products, both of which are expected to normalize by year-end.

Second Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment advanced 9.2% to $268.9 million in the second quarter of 2015, compared to $246.2 million in the year-ago period, despite the unfavorable impact of approximately 2% due to the earlier timing of Easter. This performance reflected a 6.4% benefit from the Gardein acquisition, increased volume/mix of 1.6% and higher net price realization of 1.2%.

Net sales growth for the quarter reflected continued strong growth of the Birds Eye franchise, fueled by double-digit growth of Birds Eye Voila! skillet meals, reflecting distribution gains and the expansion of Family Size offerings, and strong growth of Birds Eye vegetables, driven by the launch of the Birds Eye Flavor Full and Birds Eye Protein Blends platforms. Partially offsetting this growth were lower sales of the segment’s Foundation Brands, largely reflecting volume elasticity of recent pricing actions.

EBIT for the Birds Eye Frozen segment increased 2.5% to $38.0 million in the second quarter of 2015, compared to $37.1 million in the second quarter of 2014. Excluding items affecting comparability, EBIT declined 1.5% to $36.5 million, as net sales growth and productivity savings were more than offset by an increase in new product introductory costs, higher consumer marketing investment and input cost inflation.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment declined 4.1% to $278.0 million in the second quarter of 2015, compared to $290.0 million in the year-ago period, including the unfavorable impact of approximately 1% from the earlier timing of Easter. This performance reflected higher net price realization of 1.2% which was more than offset by lower volume/mix of 4.6% and unfavorable foreign currency translation of 0.7%.

The net sales decline in the quarter was driven by Duncan Hines baking products, reflecting a highly promotional category environment and, to a lesser extent, Wish-Bone salad dressings. Partially offsetting these declines were increased sales of Log Cabin and Mrs. Butterworth’s syrups and Armour and Nalley’s canned meat products.

EBIT for the Duncan Hines Grocery segment advanced 10.1% to $51.0 million in the second quarter of 2015, compared to $46.3 million in the year-ago period. Excluding items affecting comparability, EBIT advanced 3.1% to $50.1 million, driven by productivity savings and lower consumer marketing due to timing related to new products, partially offset by input cost inflation and the impact of the lower sales.

Specialty Foods
Net sales for the Specialty Foods segment advanced 4.0% to $84.9 million in the second quarter of 2015, compared to $81.6 million in the second quarter of 2014, due to higher volume/mix of 1.8% and higher net price realization of 2.2%. This performance largely reflected growth of private label canned meat.

EBIT for the Specialty Foods segment increased 19.7% to $7.6 million in the second quarter of 2015, compared to $6.3 million in the second quarter of 2014. Excluding items affecting comparability, EBIT advanced 15.0% to $7.3 million, largely reflecting the growth in net sales and productivity savings, partially offset by input cost inflation.

Outlook for the Balance of the Year
The Company now expects adjusted diluted EPS for 2015 in the range of $1.89 to $1.91, versus its previous guidance range of $1.86 to $1.91. This outlook includes the following assumptions:

•	Input cost inflation for the year continues to be estimated in the range of 3.0% to 3.5%, with first-half inflation expected to be higher than second-half inflation.

•	Productivity for the year continues to be estimated in the range of 3.0% to 4.0% of cost of products sold, with savings expected to be greater in the second half of the year versus the first half.

•	Interest expense for the year continues to be estimated at approximately $90 million.

•	The effective tax rate for the year is now estimated in the range of 36.5% to 37.0%. This new outlook largely reflects the benefit of the foreign tax credit.

•
The weighted average diluted share count for the year is now estimated in the range of 117.3 to 117.5 million shares. This new outlook reflects the impact of the Company’s increased share price in calculating diluted shares outstanding.

Conference Call Information
The Company will host an investor conference call on Thursday, July 30, 2015 at 9:00 AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866)-802-4355 in the U.S. and Canada or (703) 639-1323 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q2 Earnings Call. A replay of the call will be available, beginning July 30, 2015 at 1:00 PM (ET) until August 13, 2015, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1642543. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2015 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,500 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrees, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on February 24, 2015 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)

	Three months ended		Six months ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$631,746	$617,800	$1,297,027	$1,261,839
Cost of products sold	462,637	455,583	956,201	932,961
Gross profit	169,109	162,217	340,826	328,878

Marketing and selling expenses	45,698	47,970	92,707	92,098
Administrative expenses	27,665	24,618	55,451	50,595
Research and development expenses	3,589	2,876	6,641	5,358
Other expense (income), net	2,342	4,843	7,743	8,826
	79,294	80,307	162,542	156,877
Earnings before interest and taxes	89,815	81,910	178,284	172,001
Interest expense	22,187	24,524	43,815	48,891
Interest income	12	32	165	58
Earnings before income taxes	67,640	57,418	134,634	123,168
Provision for income taxes	23,961	21,834	49,419	46,836
Net earnings	$43,679	$35,584	$85,215	$76,332

Net earnings per share
Basic	$0.38	$0.31	$0.73	$0.66
Weighted average shares outstanding - basic	116,031	115,690	115,968	115,641
Diluted	$0.37	$0.30	$0.73	$0.65
Weighted average shares outstanding - diluted	117,281	116,901	117,158	116,794
Dividends declared	$0.235	$0.21	$0.47	$0.42

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands, except share and per share amounts)

	June 28, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$53,356	$38,477
Accounts receivable, net of allowances of $6,936 and $6,801, respectively	194,472	190,754
Inventories	365,547	356,467
Other current assets	10,375	8,223
Deferred tax assets	88,778	121,788
Total current assets	712,528	715,709
Plant assets, net of accumulated depreciation of $383,927 and $349,639, respectively	608,905	605,906
Tradenames	2,001,579	2,001,874
Other assets, net	145,315	157,896
Goodwill	1,716,869	1,719,560
Total assets	$5,185,196	$5,200,945

Current liabilities:
Short-term borrowings	$1,794	$2,396
Current portion of long-term obligations	11,313	11,916
Accounts payable	176,645	198,579
Accrued trade marketing expense	31,358	36,210
Accrued liabilities	98,538	106,488
Dividends payable	28,059	27,847
Total current liabilities	347,707	383,436
Long-term debt (includes $24,834 and $47,315 owed to related parties, respectively)	2,281,484	2,285,984
Pension and other postretirement benefits	58,608	61,830
Other long-term liabilities	36,921	34,305
Deferred tax liabilities	715,825	721,401
Total liabilities	3,440,545	3,486,956
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 117,584,434 and 117,293,745, respectively	1,176	1,173
Additional paid-in-capital	1,370,689	1,363,129
Retained earnings	449,791	419,531
Accumulated other comprehensive loss	(44,895)	(37,734)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total shareholders' equity	1,744,651	1,713,989
Total liabilities and shareholders' equity	$5,185,196	$5,200,945

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands)

	Six months ended
	June 28, 2015	June 29, 2014
Cash flows from operating activities
Net earnings	$85,215	$76,332
Non-cash charges (credits) to net earnings
Depreciation and amortization	43,157	39,958
Amortization of discount on term loan	1,190	1,267
Amortization of debt acquisition costs	1,940	2,056
Change in value of financial instruments	(4,566)	497
Equity-based compensation charge	8,062	4,448
Pension expense, net of contributions	(2,704)	(5,622)
Other long-term liabilities	(638)	(10)
Unrealized foreign exchange losses	1,578	—
Deferred income taxes	33,123	45,438
Changes in working capital
Accounts receivable	(4,528)	(8,367)
Inventories	(9,652)	33,252
Accrued trade marketing expense	(4,668)	(5,177)
Accounts payable	(15,049)	13,840
Accrued liabilities	(5,769)	(9,477)
Other current assets	(2,257)	(1,881)
Net cash provided by operating activities	124,434	186,554
Cash flows from investing activities
Business acquisition activity	1,102	(11,769)
Capital expenditures	(48,168)	(56,210)
Net cash used in investing activities	(47,066)	(67,979)
Cash flows from financing activities
Repayments of long-term obligations	(4,422)	(11,360)
Proceeds from short-term borrowings	1,710	1,773
Repayments of short-term borrowings	(2,312)	(2,185)
Repayment of capital lease obligations	(1,871)	(1,755)
Dividends paid	(54,747)	(48,635)
Net proceeds from issuance of common stock	824	165
Excess tax benefits on equity-based compensation	1,076	786
Taxes paid related to net share settlement of equity awards	(2,401)	(3,061)
Debt acquisition costs	—	(214)
Net cash used in financing activities	(62,143)	(64,486)
Effect of exchange rate changes on cash	(346)	6
Net change in cash and cash equivalents	14,879	54,095
Cash and cash equivalents - beginning of period	38,477	116,739
Cash and cash equivalents - end of period	$53,356	$170,834

Supplemental disclosures of cash flow information:
Interest paid	$39,453	$45,375
Interest received	165	58
Income taxes paid	17,341	3,656
Non-cash investing and financing activities:
New capital leases	—	282
Dividends payable	28,059	25,746

Accrued additions to Plant assets at June 28, 2015 were $17,767. As of June 29, 2014, they were not significant.

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted Gross Profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted Gross Profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark-to-market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related Adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended June 28, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other	Adjusted
	June 28,	Other Restructuring	Non-Cash	June 28,
	2015	Charges (2)	Items (3)	2015
Net sales	$631,746			$631,746
Gross profit	$169,109	$1,677	$(4,500)	$166,286
% of net sales	26.8%			26.3%

Marketing and selling expenses	$45,698	$(6)	$—	$45,692
Administrative expenses	27,665	(664)	—	27,001
Research and development expenses	3,589	(41)	—	3,548
Other expense (income), net	2,342	—	700	3,042
	$79,294	$(711)	$700	$79,283

Earnings before interest and taxes	$89,815	$2,388	$(5,200)	$87,003

Interest expense, net	$22,175	$—	$—	$22,175
Provision for income taxes	$23,961	$907	$(1,976)	$22,892
% effective tax rate	35.4%			35.3%

Net earnings	$43,679	$1,481	$(3,224)	$41,936

Diluted net earnings per share	$0.37			$0.36
Diluted weighted average outstanding shares	117,281			117,281

Adjusted EBITDA (Non-GAAP - See separate discussion and tables)
EBIT	$89,815	$2,388	$(5,200)	$87,003
Depreciation	18,891			18,891
Amortization	3,399			3,399
EBITDA	$112,105	$2,388	$(5,200)	$109,293

(1) Excludes Wish-Bone and Gardein anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($1.2MM), expenses related to the Gardein acquisition ($0.8MM), and other ($0.4MM).
(3) Represents unrealized mark-to-market gains ($4.5MM) resulting from hedging activities and unrealized foreign exchange gains resulting from intra-entity loans ($0.7MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended June 29, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted
	June 29,	Other Restructuring	Non-Cash	Other	June 29,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$617,800	$—	$—	$—	$617,800
Gross profit	$162,217	$2,108	$(158)	$—	$164,167
% of net sales	26.3%				26.6%

Operating expenses
Marketing and selling expenses	$47,970	$—	$—	$—	$47,970
Administrative expenses	24,618	(190)	—	(169)	24,259
Research and development expenses	2,876	—	—	—	2,876
Other expense (income), net	4,843	(2,086)	—	—	2,757
Total operating expenses	$80,307	$(2,276)	$—	$(169)	$77,862

Earnings before interest and taxes	$81,910	$4,384	$(158)	$169	$86,305

Interest expense, net	$24,492	$—	$—	$—	$24,492
Provision for income taxes	$21,834	$1,705	$(61)	$66	$23,544
% effective tax rate	38.0%				38.1%

Net earnings	$35,584	$2,679	$(97)	$103	$38,269

Diluted net earnings per share	$0.30				$0.33
Diluted weighted average outstanding shares	116,901				116,901

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$81,910	$4,384	$(158)	$169	$86,305
Depreciation	16,392	—	—	—	16,392
Amortization	3,186	—	—	—	3,186
EBITDA	$101,488	$4,384	$(158)	$169	$105,883

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($2.1MM), professional fees and other expenses related to the terminated Hillshire offer ($2.1MM), and other ($0.2MM).
(3) Represents unrealized mark-to-market gains ($0.2MM) resulting from hedging activities.
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the six months ended June 28, 2015 (thousands, except per share amounts)

	Reported	Acquisition,
	Six Months Ended	Merger and	Other	Adjusted
	June 28,	Other Restructuring	Non-Cash	June 28,
	2015	Charges (2)	Items (3)	2015
Net sales	$1,297,027	$—	$—	$1,297,027
Gross profit	$340,826	$4,294	$(3,656)	$341,464
% of net sales	26.3%			26.3%

Operating expenses
Marketing and selling expenses	$92,707	$(30)	$(168)	$92,509
Administrative expenses	55,451	(1,165)	(376)	53,910
Research and development expenses	6,641	(51)	(69)	6,521
Other expense (income), net	7,743	(117)	(1,578)	6,048
Total operating expenses	$162,542	$(1,363)	$(2,191)	$158,988

Earnings before interest and taxes	$178,284	$5,657	$(1,465)	$182,476

Interest expense, net	$43,650	$—	$—	$43,650
Provision for income taxes	$49,419	$2,150	$(557)	$51,012
% effective tax rate	36.7%			36.7%

Net earnings	$85,215	$3,507	$(908)	$87,814

Diluted net earnings per share	$0.73			$0.75
Diluted weighted average outstanding shares	117,158			117,158

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$178,284	$5,657	$(1,465)	$182,476
Depreciation	36,396			36,396
Amortization	6,761			6,761
EBITDA	$221,441	$5,657	$(1,465)	$225,633

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($3.6MM), expenses related to the Gardein acquisition ($1.0MM), and other ($1.0MM).
(3) Represents unrealized mark-to-market gains ($4.6MM) resulting from hedging activities, unrealized foreign exchange losses resulting from intra-entity loans ($1.6MM), and employee stock compensation expense related to the termination of the Hillshire merger agreement ($1.5MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the six months ended June 29, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Six Months Ended	Merger and	Other		Adjusted
	June 29,	Other Restructuring	Non-Cash	Other	June 29,
	2014	Charges (2)	Items (3)	Adjustments (4)	2014
Net sales	$1,261,839	$—	$—	$—	$1,261,839
Gross profit	$328,878	$3,663	$264	$—	$332,805
% of net sales	26.1%				26.4%

Operating expenses
Marketing and selling expenses	$92,098	$—	$—	$—	$92,098
Administrative expenses	50,595	(838)	—	(169)	49,588
Research and development expenses	5,358	—	—	—	5,358
Other expense (income), net	8,826	(2,086)	—	—	6,740
Total operating expenses	$156,877	$(2,924)	$—	$(169)	$153,784

Earnings before interest and taxes	$172,001	$6,587	$264	$169	$179,021

Interest expense, net	$48,833	$—	$18	$—	$48,851
Provision for income taxes	$46,836	$2,562	$96	$66	$49,560
% effective tax rate	38.0%				38.1%

Net earnings	$76,332	$4,025	$150	$103	$80,610

Diluted net earnings per share	$0.65				$0.69
Diluted weighted average outstanding shares	116,794				116,794

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$172,001	$6,587	$264	$169	$179,021
Depreciation	32,597	—	—	—	32,597
Amortization	7,361	—	—	—	7,361
EBITDA	$211,959	$6,587	$264	$169	$218,979

(1) Excludes Wish-Bone and Gardein pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($3.7MM), professional fees and other expenses related to the terminated Hillshire offer ($2.1MM), and other ($0.8MM).
(3) Represents unrealized mark-to-market losses resulting from hedging activities ($0.3MM).
(4) Represents miscellaneous other expenses ($0.2MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three and six months ended June 28, 2015 and June 29, 2014 (thousands)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
Net sales - Reported
Birds Eye Frozen	$268,859	$246,188	$586,749	$540,466
Duncan Hines Grocery	277,994	289,963	539,192	554,867
North America Retail	546,853	536,151	1,125,941	1,095,333
Specialty Foods	84,893	81,649	171,086	166,506
Total	$631,746	$617,800	$1,297,027	$1,261,839

Earnings before interest & taxes - Reported
Birds Eye Frozen	$37,978	$37,068	$81,255	$83,796
Duncan Hines Grocery	51,041	46,349	94,248	89,022
Specialty Foods	7,599	6,348	15,299	13,420
Unallocated corporate expenses	(6,803)	(7,855)	(12,518)	(14,237)
Total	$89,815	$81,910	$178,284	$172,001

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$(1,518)	$(57)	$1,955	$341
Duncan Hines Grocery	(979)	2,212	2,390	4,371
Specialty Foods	(315)	(15)	(153)	53
Unallocated corporate expenses	—	2,255	—	2,255
Total	$(2,812)	$4,395	$4,192	$7,020

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$36,460	$37,011	$83,210	$84,137
Duncan Hines Grocery	50,062	48,561	96,638	93,393
Specialty Foods	7,284	6,333	15,146	13,473
Unallocated corporate expenses	(6,803)	(5,600)	(12,518)	(11,982)
Total	$87,003	$86,305	$182,476	$179,021

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts Supplemental Schedule of Adjustments Detail For the three and six months ended June 28, 2015 and June 29, 2014 (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Birds Eye Frozen
Restructuring charges	$0.1	$—	$2.5	$—
Gardein acquisition related charges	—	—	0.1	—
Unrealized mark-to-market (gain)/loss	(1.8)	(0.1)	(1.8)	0.1
Hillshire merger termination-related employee compensation expense	—	—	0.8	—
Other	0.2	—	0.4	0.2
Total Birds Eye Frozen	$(1.5)	$(0.1)	$2.0	$0.3

Duncan Hines Grocery
Wish-Bone acquisition related charges	$—	$0.2	$—	$0.4
Restructuring charges	1.2	2.1	3.6	3.7
Unrealized mark-to-market (gain)/loss	(2.4)	(0.1)	(2.4)	0.1
Hillshire merger termination-related employee compensation expense	—	—	0.8	—
Other	0.2	—	0.4	0.2
Total Duncan Hines Grocery	$(1.0)	$2.2	$2.4	$4.4

Specialty Foods
Unrealized mark-to-market (gain)/loss	$(0.3)	$—	$(0.3)	$—
Hillshire merger termination-related employee compensation expense	—	—	0.1	—
Other	—	—	—	0.1
Total Specialty Foods	$(0.3)	$—	$(0.2)	$0.1

Unallocated Corporate Expenses
Terminated Hillshire Offer expenses	$—	$2.1	$—	$2.1
Other	—	0.2	—	0.2
Total Unallocated Corporate Expenses	$—	$2.3	$—	$2.3